EXHIBIT 2.1.7

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT, dated as of January 2, 2003 (the “Agreement”), is entered into by and among Agere Systems Inc. (“Agere”), Agere Systems International, LLC (“International”) (Agere and International are sometimes collectively referred to herein as “Sellers”), TriQuint Semiconductor, Inc. (“TriQuint”), TriQuint International Holding Co. (“Holding Co.”), TriQuint International Holding LLC (“Holding LLC”) (Holding Co. and Holding LLC are sometimes collectively referred to herein as “Buyers”), and Agere Systems de Mexico, S. DE R.L. DE C.V. (the “Issuer”).

A.           WHEREAS, Agere and TriQuint are parties to that certain Asset Purchase Agreement dated as of October 21, 2002, as amended by Amendment No. 1 to the Asset Purchase Agreement dated as of the date hereof  (the “Master Purchase Agreement”);

B.            WHEREAS, pursuant to the Master Purchase Agreement, Agere and its Subsidiaries, agreed to sell, transfer and assign to TriQuint or a TriQuint Designee, and TriQuint or a TriQuint Designee agreed to purchase from Agere and its Subsidiaries, the Purchased Assets, and TriQuint or a TriQuint Designee agreed to assume, the Assumed Liabilities, in each case as more fully described and upon the terms and subject to the conditions set forth in the Master Purchase Agreement;

C.            WHEREAS, Agere and TriQuint have determined that it is in the best interest of the parties for Buyers to purchase all of the issued and outstanding equity participation rights of the Issuer;

D.           WHEREAS, Sellers are the owners of all of the issued and outstanding equity participation rights of the Issuer, as more specifically described below;

E.            WHEREAS, Sellers intend to sell and Buyers intend to purchase all of the issued and outstanding equity participation rights of the Issuer; and

F.            WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Master Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree as follows:

1.             Purchase and Sale of Equity Participation Rights.  For good and valuable consideration, the sufficiency of which Sellers hereby specifically affirm, and subject to the terms and conditions contained in this Agreement and the Master Purchase Agreement, Sellers hereby agree to sell and Buyers hereby agree to purchase the equity participation rights in the Issuer.

2.             Representations and Warranties.

2.1           The representations and warranties made by Agere in Section 3 of the Master Purchase Agreement are incorporated herein by reference and Agere and Issuer hereby reaffirm the representations and warranties made in the Master Purchase Agreement insofar as they relate to the Issuer or the Optoelectronics Business carried on by the Issuer.

2.2           Additional Representations and Warranties of Agere. In addition to the representations and warranties made by Agere in the Master Purchase Agreement, which are incorporated by reference into this Agreement as set forth in Section 2.1 hereof, and in order to expand rather than limit the representations and warranties made in the Master Purchase Agreement, Agere hereby further represents and warrants to TriQuint that:

(a)          Agere is the record and beneficial owner of one equity participation right representing a 99.96% equity interest in the Issuer (the “Agere Share”);

(b)          International is the record and beneficial owner of one equity participation right representing a 0.04% equity interest in the Issuer (the “International Share”) (the “Agere Share”, together with the “International Share,” are sometimes collectively referred to in this Agreement as the  “Shares”);

(c)          the Shares (i) represent all of the issued and outstanding equity participation rights or other forms of capital stock of the Issuer, and (ii) are duly authorized, validly issued, fully-paid and non-assessable and free and clear of any and all Encumbrances of any kind;

(d)          there are no outstanding options, warrants or rights to purchase or acquire (including rights of first refusal, conversion and preemptive rights), or agreements relating to, the Shares, except for this Agreement;

(e)          the Shares have been offered and sold in compliance with the Mexican General Law of Commercial Companies;

(f)           there are no subscriptions, options, warrants, calls or other rights, agreements or commitments outstanding that obligate the Issuer to offer, issue, deliver, sell or otherwise cause to become outstanding any of its equity participation rights or other forms of its capital stock or debt securities, or that obligate the Issuer to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.  There are no outstanding or authorized stock appreciation, stock option, phantom stock, profit participation or similar rights with respect to the Issuer.  As of the date of this Agreement, there are no issued or outstanding bonds, debentures, notes or other evidences of indebtedness having a right to vote on any matters on which the Issuer’s equity participation rights holders or shareholders may vote or which may, at the option of the holder or otherwise, be converted into equity participation rights or shares of the Issuer’s capital stock;

(g)          at Closing, Sellers will transfer to Buyers good and valid title to and complete ownership (both record and beneficial) of the Shares, free and clear of any Encumbrances, except for Permitted Encumbrances;

(h)          the Mexican Balance Sheet  of Issuer (as defined in that certain Side Letter Agreement between TriQuint and Agere dated as of  the date hereof (the “Side Letter”),

attached as Schedule 2.2(h) hereto, as such Mexican Balance Sheet may be updated by the Updated Mexican Balance Sheet (as defined in the Side Letter) is accurate and complete in all material respects, and presents fairly the  assets and liabilities of the Issuer.  Except as set forth in the Mexican Balance Sheet, or the Updated Mexican Balance Sheet, the Issuer has no material liabilities, contingent or otherwise.

2.3           Representations and Warranties of Issuer.  The Issuer hereby represents and warrants to Buyers that:

(a)          in accordance with the Issuer’s stock or equity participation rights registry book, Agere is the record owner of the Agere Share and International is the record owner of the International Share;

(b)          the Shares are duly authorized, validly issued, fully-paid and non-assessable and free and clear of any and all Encumbrances of any kind and there are no outstanding options, warrants or rights to purchase or acquire (including rights of first refusal, conversion and preemptive rights), or agreements relating to, the Shares, except for this Agreement;

(c)          the Shares have been offered and sold in compliance with the Mexican General Law of Commercial Companies;

(d)          there are no subscriptions, options, warrants, calls or other rights, agreements or commitments outstanding that obligate the Issuer to offer, issue, deliver, sell or otherwise cause to become outstanding any of its equity participation rights or other forms of its capital stock or debt securities, or that obligate the Issuer to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.  There are no outstanding or authorized stock appreciation, stock option, phantom stock, profit participation or similar rights with respect to the Issuer.  As of the date of this Agreement, there are no issued or outstanding bonds, debentures, notes or other evidences of indebtedness having a right to vote on any matters on which the Issuer’s equity participation rights holders or shareholders may vote or which may, at the option of the holder or otherwise, be converted into equity participation rights or shares of the Issuer’s capital stock;

(e)          the Mexican Balance Sheet  of Issuer, as such Mexican Balance Sheet may be updated by the Updated Mexican Balance Sheet, is accurate and complete in all material respects, and presents fairly the  assets and liabilities of the Issuer.  Except as set forth in the Mexican Balance Sheet, or the Updated Mexican Balance Sheet, the Issuer has no material liabilities, contingent or otherwise.

3.             Closing.

3.1           On the Closing Date:

(a)          Buyers shall receive a certificate of the Secretary of the Issuer certifying that the Shares have been duly recorded in the stock or equity participation rights registry book of the Issuer in the name of the Buyers; and

(b)          the Issuer shall deliver to Buyers notarized copies of the Issuer’s estatutos sociales, as amended to the Closing Date.

3.2           Issuer shall cause Baker McKenzie to deliver an opinion to Buyers substantially in the Form of Exhibit A.

4.             Notices.  Notices and/or communications required and/or permitted by this Agreement shall be sent in the manner provided for in the Master Purchase Agreement.

5.             Amendments.  Any provision of this Agreement may be amended only by a written instrument duly executed on behalf of each party by its duly authorized officer or employee.

6.             Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the United Mexican States.  In connection with any action or proceeding arising out of this Agreement, each of the parties hereto submits to the jurisdiction of the courts sitting in Mexico City, United Mexican States, hereby waiving any other forum to which they might be entitled on account of place of residence, domicile or otherwise.

7.             Counterparts.  This Agreement and any amendments hereto may be executed in several counterparts, each of which shall be considered to be an original, but all of which together shall constitute the same instrument.

8.             Effect of Headings.  The section headings herein are for convenience only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Equity Purchase Agreement as of the date set forth above.

AGERE SYSTEMS, INC.

By:	/s/ Paul Bento
Name:	Paul Bento
Title:	Vice President - Law

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ Fabian Oscar Mousalve Agraz
Name:	Fabian Oscar Mousalve Agraz
Title:	Attorney-in-Fact

AGERE SYSTEMS DE MEXICO S.R.L. DE C.V.

By:	/s/ Raymond A. Link
Name:	Raymond A. Link
Title:	Vice President - Finance and Administration, Chief Financial Officer and Secretary

AGERE SYSTEMS INTERNATIONAL, LLC

By:	/s/ Paul Bento
Name:	Paul Bento
Title:	Vice President - Law

TRIQUINT INTERNATIONAL HOLDING CO.

By:	/s/ Raymond A. Link
Name:	Raymond A. Link
Title:	Vice President - Finance and Administration, Chief Financial Officer and Secretary

TRIQUINT INTERNATIONAL HOLDING, LLC

By:	/s/ Raymond A. Link
Name:	Raymond A. Link
Title:	Vice President - Finance and Administration, Chief Financial Officer and Secretary